Exhibit 99.3

Superior Court of California.

Los Angeles County

Laurence D. PASKOWITZ, Individually and On Behalf of All Others Similarly Situated, Plaintiff,

v.

ZENITH NATIONAL INSURANCE CORP., Stanley R. Zax, Jerome L. Coben, Max M. Kampelman, Robert J. Miller, Fabian Nuñez, Catherine B. Reynolds, Alan I. Rothenberg, William S. Sessions, Michael Wm. Zavis and Does 1-25, inclusive, Defendants.

No. BC432177.

February 19, 2010.

Demand for Jury Trial

Complaint for Breach of Fiduciary Duty

Coughlin Stoia Geller, Rudman & Robbins LLP, Darren J. Robbins (168593), Randall J. Baron (150796), A. Rick Atwood, Jr. (156529), David T. Wissbroecker (243867), 655 West Broadway, Suite 1900, San Diego, CA 92101, Telephone: 619/231-1058, 619/231-7423 (fax), Attorneys for Plaintiff.

VIA FAX

CLASS ACTION

Plaintiff, by his attorneys, alleges as follows:

SUMMARY OF THE ACTION

1. This is a stockholder class action brought on behalf of the holders of Zenith National Insurance Corp. (“Zenith” or the “Company”) common stock against Zenith and certain of its officers and/or directors (the “Board”) for breaches of fiduciary duty and/or other violations of state law arising out of defendants’ efforts to complete the sale of the Company to Fairfax Financial Holdings Limited (“Fairfax”) pursuant to an unfair process and for an unfair price (the “Proposed Merger”). In pursuing the unlawful plan to merge Zenith via an unfair process, each of the defendants violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing.

2. Zenith is a holding company engaged in the workers’ compensation insurance business through its wholly owned subsidiaries. On February 18, 2010, Zenith and Fairfax jointly announced the Proposed Merger which will result in Zenith shareholders receiving $38 per share. Pursuant to the Agreement and Plan of Merger with Fairfax (the “Merger Agreement”), defendants created a playing field that is tilted in favor of Fairfax by agreeing to at least three provisions in derogation of their fiduciary duties to Zenith’s shareholders, including:

• a “No Shop” provision which precludes the defendants from engaging in a fair process to sell the Company by seeking out the best possible price for Zenith’s shareholders as their fiduciary duties require; and

• a “Termination Fee” provision whereby defendants agreed to pay Fairfax $39.6 million in the event the Company receives a higher offer for the Company and its shareholders, despite the no shop provision.

3. In addition, defendant Stanley R. Zax (“Zax”), Zenith’s Chairman and President, will maintain his lucrative executive position following the Proposed Merger. And certain Zenith officers and directors have entered into Voting Agreements with Fairfax and have agreed to vote their shares in favor of the Proposed Merger.

4. Acting on their own self-interest, defendants utilized a defective sales process which was not designed to maximize shareholder value or protect the interests of Zenith’s shareholders, but rather was designed to divert the Company’s valuable assets to Fairfax. Each of the defendants has breached their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing, and/or has aided and abetted such breaches. Rather than acting in the best interests of the Company’s shareholders, defendants spent substantial effort tailoring the structural terms of the Proposed Merger to aggrandize their own personal interests and to meet the specific needs of Fairfax, which efforts will eliminate the majority of the equity interest of Zenith’s shareholders.

5. In essence, the Proposed Merger is the product of a hopelessly flawed process that was designed to ensure the merger of Zenith with Fairfax, on terms preferential to Fairfax and defendants, and detrimental to plaintiff and Zenith’s shareholders. Plaintiff seeks to enjoin the Proposed Merger.

JURISDICTION AND VENUE

6. This Court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution, art. VI, §10, because this case is a cause not given by statute to other trial courts.

7. This Court has jurisdiction over Zenith because Zenith is a citizen of California and Delaware as it is incorporated in Delaware and has its principal place of business at 21255 Califa Street, Woodland Hills, California. This action is not removable.

8. Venue is proper in this Court because the conduct at issue took place and had an effect in this County.

PARTIES

9. Plaintiff Laurence D. Paskowitz is, and at all times relevant hereto was, a shareholder of Zenith.

10. Defendant Zenith is a Delaware corporation with its principal place of business in Woodland Hills, California.

11. Defendant Zax has been Chairman of the Board, President and a director of Zenith for more than 30 years.

12. Defendant Jerome L. Coben (“Coben”) has been a Zenith director since 2009.

13. Defendant Max M. Kampelman (“Kampelman”) has been a Zenith director since 1989.

14. Defendant Robert J. Miller (“Miller”) has been a Zenith director since 1999.

15. Defendant Fabian Nuñez (“Nuñez”) has been a Zenith director since 2008.

16. Defendant Catherine B. Reynolds (“Reynolds”) has been a Zenith director since 2004.

17. Defendant Alan I. Rothenberg (“Rothenberg”) has been a Zenith director since 2002.

18. Defendant William S. Sessions (“Sessions”) has been a Zenith director since 1993.

19. Defendant Michael Wm. Zavis (“Zavis”) has been a Zenith director since 1998.

20. The defendants named above in ¶¶11-19 are sometimes collectively referred to herein as the “Individual Defendants.”

21. The true names and capacities of defendants sued herein under California Code of Civil Procedure §474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants’ true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

CLASS ACTION ALLEGATIONS

22. Plaintiff brings this action on his own behalf and as a class action pursuant to California Code of Civil Procedure §382 on behalf of all holders of Zenith stock who are being and will be harmed by defendants’ actions described below (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.

23. This action is properly maintainable as a class action.

24. The Class is so numerous that joinder of all members is impracticable. According to Zenith’s United States Securities and Exchange Commission (“SEC”) filings, there were more than 37 million shares of Zenith common stock outstanding as of January 31, 2010.

25. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

(a) whether defendants have breached their fiduciary duties of undivided loyalty, independence, or due care with respect to plaintiff and the other members of the Class in connection with the Proposed Merger;

(b) whether the Individual Defendants are engaging in self-dealing in connection with the Proposed Merger;

(c) whether the Individual Defendants have breached their fiduciary duty to secure and obtain the. best value reasonable under the circumstances for the benefit of plaintiff and the other members of the Class in connection with the Proposed Merger;

(d) whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of Zenith and/or Fairfax;

(e) whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Proposed Merger, including the duties of good faith, diligence, candor and fair dealing;

(f) whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets;

(g) whether the Proposed Merger compensation payable to plaintiff and the Class is unfair and inadequate; and

(h) whether plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.

26. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

27. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class.

28. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

29. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

30. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

THE PROPOSED ACQUISITION

31. Zenith is a holding company engaged, through its wholly-owned subsidiaries, Zenith Insurance Company and ZNAT Insurance Company, in the workers’ compensation insurance business.

32. On February 18, 2010, Fairfax and Zenith jointly announced the Merger Agreement in a press release which stated:

Fairfax Financial Holdings Limited and Zenith National Insurance Corp. today announced that Fairfax and Zenith have entered into a merger agreement pursuant to which Fairfax will acquire all of the outstanding shares of Zenith common stock, which it does not currently own. Zenith stockholders will receive $38.00 per share in cash, representing a premium of 31.4% to the closing price of Zenith common stock on February 17, 2010, the last trading day prior to this announcement, and a 34.0% premium to the 30-day average closing price for the period ending on February 17, 2010. The merger consideration of $38.00 per share also represents a premium of 34.5% to Zenith’s book value as of December 31, 2009. The transaction values Zenith at approximately $1.4 billion.

The transaction is expected to close in the second quarter of 2010. Following the closing, Zenith will continue to operate from its Woodland Hills, CA headquarters and will become a wholly owned subsidiary of Fairfax.

The board of directors of Zenith, after unanimously determining that the merger is in the best interest of Zenith and its stockholders, unanimously approved the merger agreement and resolved to recommend that Zenith’s stockholders vote to approve the merger. All of the directors and executive officers of Zenith, who in the aggregate beneficially own approximately 3.4 % of the outstanding shares of Zenith common stock, have agreed to vote their shares in favor of the merger.

The transaction is subject to customary conditions, including approval by Zenith’s stockholders and regulatory approval. There is no financing condition to consummate the transaction. Fairfax intends to finance the acquisition with a combination of holding company cash and subsidiary dividends, but will also raise $200 million through an equity issue prior to the closing. Following the completion of the acquisition, Fairfax expects to continue to maintain approximately $1.0 billion in cash and marketable securities at the holding company level.

Prem Watsa, Chairman and Chief Executive Officer of Fairfax, said: “We are very pleased to announce this transaction and look forward to working together with Zenith and its Chairman and Chief Executive Officer, Stanley Zax, to complete the merger as soon as possible. Our agreement to acquire Zenith reflects our strategy of investing in well-managed and well-positioned insurance companies.” Mr. Watsa added, “Zenith has an outstanding long-term underwriting track record spanning over thirty years under Stanley’s leadership. Following the successful completion of the transaction, there will be no changes in Zenith’s strategic or operating philosophy. Zenith will continue to operate its business as it has always been run under Stanley’s excellent leadership, with investment management centralized at Fairfax. All other Fairfax group companies will continue to operate independently on a decentralized basis.” Stanley Zax, Zenith’s Chairman and Chief Executive Officer, stated: “We believe the transaction will benefit our key constituents and enable our shareholders to realize compelling value for their investment in Zenith. I am very proud of the employees, agents, management and directors at Zenith in creating one of the most successful specialty workers’ compensation companies. We admire Fairfax’s accomplishments in creating an extremely successful insurance and reinsurance business and are delighted to become part of the Fairfax family.”

33. The Merger Agreement is tilted in favor of Fairfax. Specifically, §6.04 of the Merger Agreement includes a “No Solicitation” provision barring the Board and any Company personnel from attempting to procure a price in excess of the amount offered by Fairfax. In addition, should the other bidder come unsolicited, the Merger Agreement provides that a termination fee must be paid to Fairfax by Zenith if the Company decides to pursue said other offer, thereby requiring that the alternate bidder essentially agree to pay a naked premium for the right to provide the shareholders with a superior offer.

34. Ultimately, the “No Solicitation” clause and the termination fee unlawfully restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which Zenith’s Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances. Given the foregoing, judicial intervention is required to protect the interests of Zenith’s shareholders.

35. Defendants’ concern was not the maximization of shareholder value, but rather consideration of their own reputational and operational opportunities at Fairfax. As a result of defendants’ actions, plaintiff and the Class will suffer irreparable injury in that, as a result of an unfair process, they will not receive their fair portion of the value of Zenith’s assets and businesses and will be prevented from obtaining a fair price for their common stock. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the Proposed Merger which will exclude the Class from its fair share of Zenith’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid. Plaintiff and the other members of the Class have no adequate remedy at law.

DEFENDANTS’ FIDUCIARY DUTIES

36. In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either (i) a change in corporate control or (ii) a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors may not take any action that:

(a) adversely affects the value provided to the corporation’s shareholders;

(b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

(c) contractually prohibits them from complying with their fiduciary duties;

(d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or

(e) will provide the directors with preferential treatment at the expense of, or separate from, the public shareholders.

37. In accordance with their duties of loyalty and good faith, the defendants, as directors and/or officers of Zenith, are obligated to refrain from:

(a) participating in any transaction where the directors’ or officers’ loyalties are divided;

(b) participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

(c) unjustly enriching themselves at the expense or to the detriment of the public shareholders.

38. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Merger, violated the fiduciary duties owed to plaintiff and the other public shareholders of Zenith, including their duties of loyalty, good faith, candor, due care and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits not shared equally by plaintiff or the Class. As a result of the Individual Defendants’ self-dealing and divided loyalties, neither plaintiff nor the Class will receive adequate or fair value for their Zenith common stock in the Proposed Merger.

39. Because the Individual Defendants have breached their duties of due care, loyalty and good faith in connection with the Proposed Merger, the burden of proving the inherent or entire fairness of the Proposed Merger, including all aspects of its negotiation, structure, price and terms, is placed upon the Individual Defendants as a matter of law.

CAUSE OF ACTION

Claim for Breach of Fiduciary Duties and Aiding and Abetting

40. Plaintiff repeats and realleges each allegation set forth herein.

41. The Individual Defendants, aided and abetted by the Company, have violated their fiduciary duties of care, loyalty, candor, good faith and independence owed to the public shareholders of Zenith and have acted to put their personal interests ahead of the interests of Zenith’s shareholders.

42. By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive plaintiff and other members of the Class of the true value of their investment in Zenith.

43. The Individual Defendants have violated their fiduciary duties by entering into the Proposed Merger without regard to the fairness of the transaction to Zenith’s shareholders. Zenith aided and abetted the Individual Defendants’ breaches of fiduciary duties owed to plaintiff and the other holders of Zenith stock.

44. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Zenith because, among other reasons:

(a) they failed to properly value Zenith; and

(b) they ignored or did not protect against the numerous conflicts of interest resulting from the directors’ own interrelationships or connections with the Proposed Merger, including, but not limited to, their desire to gain lucrative and illustrious employment with Fairfax.

45. Because the Individual Defendants dominate and control the business and corporate affairs of Zenith, and are in possession of private corporate information concerning Zenith’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Zenith which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of maximizing stockholder value.

46. By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.

47. As a result of the actions of defendants, plaintiff and the Class have been and will be irreparably harmed in that they have not and will not receive their fair portion of the value of Zenith’s assets and businesses and have been and will be prevented from obtaining a fair value for their common stock.

48. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the Proposed Merger, which will exclude the Class from its fair share of Zenith’s valuable assets and businesses, and/or benefit defendants in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

49. Defendants are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

50. Unless the Proposed Merger is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm’s-length negotiations on the Proposed Merger’s terms, and will not supply to Zenith’s shareholders sufficient information to enable them to cast informed votes on the Proposed Merger and may consummate the Proposed Merger, all to the irreparable harm of the members of the Class.

51. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, plaintiff demands injunctive relief, in plaintiff’s favor and in favor of the Class and against defendants, as follows:

A. Declaring that this action is properly maintainable as a class action;

B. Declaring and decreeing that the Proposed Merger agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

C. Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Merger, unless and until the Company adopts and implements a procedure or process to obtain the highest possible value for shareholders;

D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of Zenith’s shareholders and to refrain from entering into any transaction until the process for the sale or merger of the Company is completed and the highest possible value is obtained;

E. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof;

F. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

G. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

DATED: February 19, 2010

COUGHLIN STOIA GELLER

RUDMAN & ROBBINS LLP

DARREN J. ROBBINS

RANDALL J. BARON

A. RICK ATWOOD, JR.

DAVID T. WISSBROECKER

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DAVID T. WISSBROECKER

655 West Broadway, Suite 1900

San Diego, CA 92101

Telephone: 619/231-1058

619/231-7423 (fax)

Attorneys for Plaintiff